Exhibit 1.01
Ford Motor Company
Conflict Minerals Report
For The Year Ended December 31, 20221
Ford Motor Company is a global company based in Dearborn, Michigan. This year, as we celebrate our 120th anniversary, we welcome the opportunity to further evolve—to reimagine what we build, reinvent our workplaces, and better understand the people we serve. We are helping to build not just a better vehicle, but a better world. A world where every person is free to move and pursue their dreams.
Building on 120 years of leadership in mobility and access to transportation, Ford is undertaking a massive transformation to lead the electric vehicle revolution—dedicating more than $50 billion from 2022 through 2026 to develop and manufacture electric vehicles and batteries.
In this context, the Ford team reimagined our products, services, and the way we work to align with our environmental, social, and financial priorities and, in 2023, we reorganized our global automotive operations into three distinct business segments: Ford Blue, Ford Model e, and Ford Pro.
In 2022, Ford made rapid progress carrying out our ambitious plan for growth and value creation. The company is on a path to reach our targeted annual production run rate of 600,000 electric vehicles (EVs) by the end of 2023 and more than 2 million by the end of 2026. By 2030, half of Ford’s global vehicle sales volume is expected to be EVs.
Building a Responsible Mineral Supply Chain
As Ford pursues a leadership position in connected electric vehicles, our goal is to source raw materials that are responsibly produced. This aspiration ensures that, in addition to environmental considerations, the human rights of people throughout our supply chain are protected and respected. We do not knowingly procure materials that contribute to child and forced labor, bribery and corruption, conflict, or environmental concerns, and we commit to comply with local laws and respect indigenous populations’ rights to water and land. This requires collaboration between stakeholders to identify risks, share best practices, agree on remedial actions, and monitor and report any action taken. Suppliers play a critical role in helping Ford meet our commitments and uphold our values. Our goal is to ensure that everything we make—or that others make for us—complies with or exceeds all applicable laws and regulations and is consistent with our commitment to protect the environment and respect human rights. This means ensuring raw materials, including tin, tantalum, tungsten, and gold, are ethically and sustainably sourced through sourcing decisions aligned with Ford’s We Are Committed to Protecting Human Rights and the Environment Policy and Supplier Code of Conduct.
Ford has strengthened our supplier policies and our corporate practices, including introducing new ESG requirements into our sourcing agreements, requesting our suppliers use raw materials certified by the Initiative for Responsible Mining Assurance (IRMA), and requesting processing facilities apply similar independent or third-party standards, such as the Responsible Minerals Initiative (RMI) Responsible Minerals Assurance Process (RMAP), that demonstrate their actions toward responsible sourcing.
Ford is taking an important first step to secure raw materials directly from mining companies aligned with our corporate policy. We are working closely with our suppliers to build out a domestic battery supply chain for our EVs and exploring opportunities for battery recycling to help reduce the need for new battery raw materials.
Ford has also taken steps to increase transparency, traceability, and due diligence across our raw materials supply chain. In 2021, Ford initiated EV and battery supply chain mapping and auditing to better understand the origins of raw materials in our EV supply chain, including nickel, lithium, cobalt, and graphite. To date, the project has conducted 30 supplier audits along these four critical mineral battery supply chains at all tiers to the mine site. In early 2023, along with our suppliers, the company also
1 This report includes forward-looking statements. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated. For a discussion of these risks, uncertainties, and other factors, please see “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

underwent an audit of our nickel, lithium, and cobalt due diligence management systems. We have continued to strengthen our mineral due diligence through implementation of a third-party software to improve due diligence analysis, participation in multi-stakeholder organizations to address responsible sourcing from Conflict-Affected and High-Risk Areas (CAHRAs) for 3TG, cobalt, and mica, and investigation into expanding the due diligence in our mineral supply chains to include broader Environmental, Social, and Governance (ESG) concerns.
Across our broader supply chain, Ford continues to work closely with our suppliers and with third-party assurers like the IRMA, RMI, and the Responsible Business Alliance to identify and address environmental and human rights issues in our supply chain using comprehensive environmental and social criteria.
We help suppliers build capacity to manage supply chain issues through training and, in 2022, trained 979 suppliers in supply chain sustainability topics, including anti-corruption, fair labor, and environmental protection practices.
In this report, “Ford,” the “Company,” “we,” “our,” “us,” or similar references mean Ford Motor Company, our consolidated subsidiaries, and our consolidated variable interest entities of which we are the primary beneficiary, unless the context requires otherwise.
1. Overview
Since 2014, public companies in the United States have been required to conduct due diligence to determine the origin of conflict minerals in their products and to report annually with the Securities and Exchange Commission. The disclosure rules are intended to further the humanitarian goal of ending violent conflict in the Democratic Republic of the Congo (DRC) and adjoining countries, collectively referred to as the “Covered Countries.” The rules consider tin, tungsten, tantalum, and gold to be “conflict minerals” regardless of where they are sourced. We use the term “3TG” when discussing these minerals. By increasing the transparency of 3TG sources, the expectation is that funds from the mineral trade will not directly or indirectly benefit armed groups in the Covered Countries. Instead, these funds will be redirected to responsible sources of 3TG both in the Covered Countries and other CAHRAs.
3TG is used in many automotive parts and components, from propulsion assemblies to electrical components. We work to ensure that the 3TG used in our vehicles is responsibly sourced. Ford defines a responsible source of 3TG as a smelter or refiner that provides 3TG material and has been validated as conformant to (i.e., successfully completed) or is active in (i.e., currently participating in) a third-party audit of its management systems and sourcing practices according to one of the following schemes: the RMAP; the London Bullion Market Association (LBMA); or the Responsible Jewelry Council (RJC) chain of custody audit protocols. We expect the use of responsibly sourced 3TG in our supply chain to support the development of a “DRC conflict free” 3TG mineral trade in the Covered Countries.
To help us achieve our sourcing goals and to comply with the relevant disclosure rules, our Responsible Materials Sourcing policy requires our direct suppliers of components containing 3TG to conduct due diligence to understand the origins of 3TG in their components, source 3TG responsibly (as described above), and not knowingly provide us with 3TG parts that contribute to conflict. One of the best ways to provide transparency for the sources of 3TG is to disclose which 3TG smelters and refiners are reported by our supply chain. Smelters and refiners procure minerals that they process into usable metals and are a key chokepoint for due diligence in our complex mineral supply chain. Once minerals are processed into usable metals, they become part of components and it becomes harder to determine the material's origins. If our suppliers identify smelters or refiners that are not conformant to or active in a third-party responsible mineral sourcing validation program, Ford asks suppliers to contact reported, non-participating smelters and refiners and encourage them to participate in RMAP or consider alternate sourcing arrangements.
Ford's Supplier Code of Conduct (SCoC), integrated within our Global Production Terms and Conditions as a requirement to conduct business with us, outlines our suppliers’ contractual obligations for conflict minerals reporting requirements. Our SCoC requirements include our commitment to protect and respect human rights and the environment, maintain responsible business practices, and responsibly source materials. The SCoC requires suppliers to adopt a similar code and extend the same obligations to their sub-contractors, demonstrate compliance, conduct due diligence, provide grievance mechanisms, and report suspected wrongdoing. Additionally, we have a Supplier Social Responsibility and Anti-Corruption Supplier Guide that provides additional resources to support SCoC compliance and improvement in overall sustainability performance.

Determination
Through our 2022 data collection and due diligence efforts described below, Ford has reason to believe some 3TG contained in our products may come from Covered Countries. Annex 1 to this report contains a list of confirmed smelters and refiners included in the reports submitted by our suppliers. Ford has identified 21 3TG smelters and refiners reported by our suppliers that are conformant to RMAP and indicate sourcing directly from DRC and/or Covered Countries. An additional 86 smelters/refiners that are cross-recognized as conformant to LBMA, RJC, or are members of the Tungsten Industry-Conflict Minerals Council (TI-CMC) and conformant to RMAP, may be sourcing directly from DRC and/or Covered Countries based on aggregated data.
2. Reasonable Country of Origin Inquiry (RCOI)
Since we are layers removed from the smelters and refiners in our supply chain, we rely on our direct suppliers to survey their suppliers who are expected to continue the cascade of reporting requirements until they identify all information concerning the origin of the 3TG contained in the products they supply to us. In some cases, information provided by our in-scope suppliers may be incomplete or over-inclusive, resulting in missing or additional RCOI data determination. As our in-scope suppliers are often unable to confirm 3TG country of origin information, we conduct due diligence on the country of origin related to reported smelters and refiners. Our RCOI determination is based on data received from our in-scope suppliers and compared to the RMI RCOI database, which contains aggregated data on the origins of 3TG from RMAP, RJC, and LBMA conformant smelters and refiners.
RCOI Approach
We require our in-scope direct suppliers to complete the Conflict Minerals Reporting Template (CMRT) developed by the RMI. Suppliers submit their completed CMRT for analysis through a designated link directly into our third-party CMRT system.
To determine our in-scope suppliers, we performed a risk-based assessment of all suppliers of components or parts to our plants based on expected spend and 3TG content as reported through the International Material Data System (IMDS). In aggregate, our in-scope suppliers represent over 90% of our direct expenditures for components or parts. Through our analysis, we can confirm that more than 45,000 parts in our vehicles contain some level of 3TG content. 3TG materials are found in parts from all our major systems including interior, exterior and structural, electrified, controls software and connectivity, underbody, and internal combustion engine propulsion and thermal systems. Of our in-scope parts, 99% contain tin, 15% contain tungsten, 9% contain tantalum, and 46% contain gold, with many parts containing more than one of the 3TG materials. All our vehicles include components containing at least one 3TG material.
For the eighth year in a row, Ford received responses from 100% of the in-scope suppliers surveyed. We continue to work with our suppliers to improve their responses and completeness of their reports, and we provide corrective action plans and risk assessments to suppliers if their reports are incomplete, inconsistent with information previously reported through IMDS, include less than 100% response rates from their sub-suppliers, and/or their CMRT contained smelters or refiners that are not identified as conformant to or active in the RMAP, LBMA, or RJC responsible sourcing validation programs.
In 2022, enabled by a new third-party system, we implemented a stricter quality review and stricter standard of CMRT acceptance. This action led to Ford improving our suppliers’ quality response rate from about 80% over the last several years to 99%, leading to more complete 3TG data disclosures and better due diligence from our supply chain.
An RMI “eligible” smelter or refiner meets the following definition of a smelter/refiner as indicated in the CMRT definitions and is eligible to undergo RMAP: A smelter or refiner is a company that procures and processes mineral ore, slag and/or materials from recycled or scrap sources into refined metal or metal containing intermediate products. The output can be pure (99.5% or greater) metals, powders, ingots, bars, grains, oxides or salts. The terms “smelter” and “refiner” are used interchangeably throughout various publications.
If suppliers report eligible, non-participating smelters or refiners, suppliers receive a report identifying the non-participating smelters and refiners with a risk rating and corrective action plans. The corrective action plans, as described below in Section 4.2, request gathering additional information or conducting due diligence based on external risk indicators. Ford then conducts training sessions on how various recommended corrective actions can be addressed and implemented within the supply chain. Corrective action plans resulted in 110 suppliers improving disclosure data on their CMRT upon final re-submission. Improvements included identifying smelters/refiners not previously disclosed, increasing sub-supplier response rates, cross-checking the RMI smelter database for conformant smelter or refiner audit status, and completing due diligence accordingly. RCOI data is challenging to ascertain if smelters and refiners are not participating in an acceptable Organisation for Economic Co-operation and Development (OECD) aligned third-party responsible sourcing scheme as stated above. In these cases, we tried to determine country of origin by sending a direct inquiry to smelters and refiners reported in our supply chain.
3. Design of Due Diligence
Our due diligence measures have been designed to conform, in all material respects, with the 5-step framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, 2016 (OECD Guidance) and the related supplements for 3TG.
4. Due Diligence Measures Performed
4.1. Establish Strong Company Management Systems
Our conflict minerals management system includes the following actions:
•Established an Executive Steering Team for conflict minerals compliance led by our Vice President, Supply Chain. The team includes the following members:
▪Chief Government Affairs Officer
▪Chief Policy Officer and General Counsel
▪Vice President, Chief Sustainability, Environment & Safety Officer
▪Chief Communications Officer
▪Vice President, Vehicle Hardware Engineering
▪Vice President, Controller
•Established a cross-functional working level team to manage conflict minerals compliance. The working level team meets biweekly and holds a semi-annual meeting with the Executive Steering Team to review our conflict minerals compliance status, strategy, continuous improvement objectives, performance to metrics, and legislative updates
•Built supply base knowledge capacity by developing training modules and conducting training sessions to ensure our suppliers understand our reporting and due diligence requirements, assisting them in their continuous improvement efforts to increase reporting transparency, and ensuring procurement from conformant smelters and refiners
•Established and communicated conflict mineral compliance scorecard, indicating necessary due diligence improvements to improve performance
•Established and enforced process to allow for supplier sourcing hold if conflict mineral compliance requirements were not met
•Integrated key performance indicators, including supplier CMRT survey response rate and quality of responses, into our Supply Chain Sustainability Program covering human rights and the environment
•Reported Key Performance Metrics (KPIs: Response rate and report quality), monthly to Vice President, Supply Chain
Table1. Conflict Mineral KPIs

Mineral	Response Rate Q2	Response Rate Q3	Response Rate Q4	Response Rate RY 22	Quality Rate RY 22
Conflict Minerals	13%	27%	87%	100%	99%
•Published response rate and smelter conformance rates by mineral in our Integrated Sustainability and Financial Report performance data
•Established and communicated our conflict minerals sourcing policy on our public website, available by clicking here or at https://corporate.ford.com
•Our conflict minerals policy is:
To the extent tin, tungsten, tantalum, and gold (3TG) are contained in our products, it is Ford’s goal to use DRC conflict free minerals while continuing to support responsible in-region mineral sourcing from the Democratic Republic of the Congo and adjoining countries. As defined in Rule 13p-1 of the Securities Exchange Act of 1934 (the “Rule”), “DRC conflict free” means that a product does not contain conflict minerals necessary to the functionality or production of that product that directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo or an adjoining country. Ford’s responsible materials and related due diligence practices address additional materials originating from Conflict-Affected and High-Risk Areas (“CAHRAs”), as defined by the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, (“OECD Guidance”) and the related supplements for 3TG, including cobalt and mica. We require our suppliers to conduct due diligence to understand the source of the conflict minerals and other requested raw materials used in Ford products, source responsibly, and not knowingly provide products containing minerals that contribute to conflict as described in the Rule. Suppliers must conduct mineral due diligence in alignment with OECD Guidance. Suppliers are required to comply with Ford’s annual conflict minerals reporting requirements as published in our Social Responsibility and Anti-Corruption Requirements Supplier Guide. Suppliers are required to use smelters and refiners that have been validated as conformant to an independent 3rd party responsible mineral sourcing validation program. Suppliers are expected to provide parts containing raw materials from sources that have been audited against an independent, 3rd party standard. Additionally, Ford expects suppliers to extend responsible sourcing and due diligence to include CAHRAs, cascade OECD Guidance mineral due diligence requirements to sub-tier suppliers and report any identified risk in the supply chain to the designated responsible party at Ford.
Ford may reassess supplier relationships if suppliers fail to comply with minimum requirements.
Effective July 1, 2021
•Integrated conflict minerals reporting requirements as part of our suppliers’ contractual obligations through our SCoC, which is embedded within Ford’s Global Production Terms and Conditions and our Supplier Social Responsibility and Anti-Corruption Requirements Supplier Guide
•Executed internal capacity building training for relevant employees outlining our supplier reporting requirements, reporting process, and timeline. In addition to responsible material sourcing, training includes human rights and working conditions, carbon neutrality, and greenhouse gas emissions targets
•Our compliance program facilitates the confidential reporting of known or potential violations of the law or of our policies. Ford employees can report violations directly to Human Resources or the Compliance, Ethics and Integrity Office as well as the Office of the General Counsel. Violations can also be reported using the SpeakUp reporting mechanism, telephone hotlines, websites, or email, some of which allow for anonymous reporting. External stakeholders may report by emailing SpeakUp@ford.com. A cross-functional committee reviews allegations and oversees any investigations and subsequent corrective or disciplinary actions
•For human rights and environmental issues involving suppliers, Ford implemented an external grievance site to report supplier or Ford grievances by external parties. The external site is available in five different languages and provides suppliers an opportunity to report concerns. Employees of our suppliers can also file grievances directly via the Responsible Business Association (RBA) Worker Voice application
•We also launched the new RBA Worker Voice Platform to our suppliers. The platform gives workers more ways to provide feedback, learn important professional and personal skills, as well as a place to log grievances. We offered use of this application free of charge to all our direct suppliers in 2022 and will continue to encourage adoption by suppliers in 2023
•We have a link to our corporate Responsible Materials Sourcing website for an online cross-industry platform called the Minerals Grievance Platform (MGP). Ford uses the tool to screen and address grievances linked to 3TG smelters and refiners present in our supply chains. RMI, in coordination with LBMA and RJC, developed and maintains the

MGP to establish a multi-stakeholder mechanism to record and communicate the identification, follow-up, and resolution of grievances for 3TG smelters and refiners related to OECD Annex II risks
•We actively participated in collaborative efforts, such as RMI work groups to stay up to date with regulatory requirements, align with industry and cross industry best practices, and continuously improve our conflict mineral due diligence management system
•We utilized and standardized tools and templates (e.g., CMRT) to improve efficiency and response rates and increase 3TG smelters/refiners' participation in responsible assurance programs
4.2. Identify and Assess Risk in the Supply Chain
We have dedicated resources and a cross-functional team managing our conflict mineral compliance and responsible sourcing efforts to identify, assess, and mitigate risk in our 3TG supply chain.
Using automated third-party tools, we reviewed in-scope supplier CMRTs for supplier compliance with Ford reporting requirements such as:
•Completion of all required reporting elements
•Manual review and reconciliation of any CMRT reporting inconsistencies
•Consistency between the expected 3TG metals reported as being intentionally added to the supplier’s products and the metals reported in IMDS
•Presence of a smelter and refiner list that includes expected metals based on IMDS reporting
•Suppliers’ sub-tier response rate reported from each CMRT supplier survey
•Identification of smelters and refiners not participating in required third-party validation programs reported in suppliers’ supply chains
•Review reported Responsible Material Sourcing/Conflict Mineral Policies
We reviewed our suppliers’ CMRT smelter lists to identify and assess supplier risk of reported 3TG sourcing that may not comply with Ford Responsible Material Sourcing Policy and OECD Guidance to use independent third-party risk-based approach audits, such as RMAP, RJC, and LBMA, to confirm that smelters and refiners have carried out all five steps of the OECD Guidance framework.
•We compared our suppliers’ smelter and refiner lists to the RMI smelter database, and for those smelters and refiners that appear on both lists, we were able to determine their audit status and gain visibility to assess potential risks in our supply chain
•Increased transparency and risk awareness by providing suppliers with a list of smelters and refiners reported in their CMRT that were not participating in RMAP, RJC, or LBMA
•Requested suppliers to complete additional due diligence and conduct direct outreach with non-participating smelters and refiners, and/or consider alternate sourcing arrangements for those smelters and refiners
•Provided suppliers with risk assessment and corrective action plans specific to non-participation status of reported smelters and refiners
•Ford designed and implemented a review of the MGP for active grievances referencing smelter and refiner facilities reported by Ford suppliers. We tracked the progress of relevant grievances to determine if additional actions to mitigate risk would be needed, such as direct outreach and engagement with smelters and refiners or notification to suppliers to conduct additional due diligence regarding reported smelters and refiners in their supply chain. An example of a grievance we tracked and conducted outreach on is a gold refiner, once conformant to RMAP, but investigated for processing and buying illegally mined gold. Due to third-party oversight, the refiner was encouraged to work to resolve and/or remediate the open grievance. The refiner was unable to satisfactorily provide the necessary evidence to resolve its open issues to the standard and was removed from the RMI conformant list. Once a refiner becomes non-conformant to

RMAP, a red flag is placed in our system and suppliers are requested to remove the refiner from the reported supply chain
•Ford actively reviews additional information related to raw material supply chains, such as publicly available incident reports, NGO reports, and government published information to help us assess risk in the supply base
Since 2018, we have developed and implemented a cobalt due diligence management system to assess, identify, and mitigate risk in our cobalt supply chain.
Although cobalt is not included in the definition of “conflict minerals,” we conduct due diligence on cobalt, another mineral in Ford’s supply chain originating from CAHRAs as defined by the OECD Guidance. We survey in-scope cobalt suppliers to complete the Extended Minerals Reporting Template (EMRT) and received a 100% response rate and 95% quality rate in 2022.
Ford has undergone a voluntary assessment of its cobalt due diligence management system for conformance with the requirements of the OECD Guidance since 2019. We continue to demonstrate improvements in our audit score compared to assessments performed in prior years, improving from a score of 30% in 2019 to 80% in 2022. For 2022, Ford expanded the scope of the voluntary assessment further to include our due diligence management systems for lithium and nickel. Expanding the mineral scope of assessments allows Ford to have a greater positive impact on our supply chains. Due to the expanded scope, findings from the assessment ranged from majors to minors in areas of management system, risk assessment, third party audits, and public reporting, as described in our Integrated Sustainability and Financial Report. We used the audit findings to progressively improve and optimize our mineral due diligence programs across our expanded mineral portfolio.
Since 2021, with financial support from the Ford Motor Company Fund’s grant making partner Global Giving, and technical support from Ford Supply Chain, the Oil and Mines Governance Center (OMGC), has been implementing a program to break down barriers that prevent women in the DRC from equitably accessing opportunities that cobalt demand provides. OMGC is a local, DRC non-profit organization. By providing economic opportunities for women, Ford is attempting to address one of the root causes of child labor. In October 2022, the project progressed by providing necessary equipment, access to banking services, and additional financial education for women, with a goal to empower at least 200 women.
4.3. Design and Implement a Strategy to Respond to Identified Risk
We have established and utilize the following process to respond to identified risks in the supply base:
•Follow an escalation process to notify the Vice President, Supply Chain, of risks when identified
•Follow a procedure for risk mitigation including monitoring, tracking, and reporting progress to the Vice President, Supply Chain
•Utilize third-party software to facilitate the analysis of supplier CMRT data and create tailored corrective actions to aid suppliers in improving the quality of their reports and better mitigate identified risks
As part of our risk mitigation process, entities that are reported by our suppliers but that have not been confirmed as “eligible” smelters or refiners were reported to RMI for validation and assessment. Additionally, if our suppliers’ lists contained smelters or refiners not identified on the RMI public “Conformant” or “Active” Smelter and Refiner RMAP lists, we immediately notified those suppliers. We provided suppliers with a list of smelters/refiners not participating and directed the suppliers where to find the RMI “Conformant” and “Active” Smelter and Refiner information. Per our Responsible Materials Sourcing (RMS) Policy, we require suppliers to use smelters/refiners conformant to a third-party responsible mineral sourcing validation program like RMAP. We requested suppliers reporting smelters/refiners that are not conformant/active to RMAP to take the following actions to ensure responsibly sourced 3TG and comply with Ford requirements:
•Contact sub-suppliers and communicate Ford’s requirement to use RMI Active/Conformant smelters/refiners
•Encourage sub-suppliers to also cascade requirements to use Active/Conformant smelters/refiners

•Directly contact smelters/refiners to become conformant to RMAP, and if smelters/refiners refuse, consider alternate sourcing arrangements
•Complete additional due diligence to confirm the source of and determine risk for 3TG supplied by smelters/refiners. For example, research sources of smelters and refiners to understand material origins and assess further risks, or—because most data in CMRT is provided on an aggregated basis—request suppliers to confirm which sub-suppliers are reporting high-risk smelters/refiners and confirm whether they are in the supply chain to better understand how a company can leverage purchasing power to improve responsible sourcing
•Provide a scorecard to suppliers on their due diligence reporting. Suppliers who report using all conformant smelters and refiners receive a score of 10 out of 10
To further mitigate the risk of suppliers in our supply chain reporting or utilizing 3TG smelters and refiners that have not been validated as conformant to a third-party responsible mineral sourcing validation program, we have expanded our supply chain team’s capacity on responsible sourcing practices through additional training sessions, our RMS Policy requires suppliers to use third-party validated smelters and refiners, and we expect our suppliers to conduct due diligence on materials from CAHRAs.
We requested suppliers providing parts containing 3TG components to complete additional due diligence if a non-conformant smelter or refiner was reported on company or product level reports. Through engaging with suppliers and educating them on the process to inquire with their tiered suppliers about sources of 3TG, we help raise awareness and increase due diligence actions related to non-conformant smelters and refiners reported in our supply chain.
We used the RMI Risk Readiness Assessment (RRA) to improve our understanding of our mineral supply chain processors, their relevant ESG management practices, and their performance to various ESG issue areas. Overall, we invited 28 3TG smelters to share RRA data. While only three opted to share reports with us, we will continue to request ESG data sharing as part of our overall risk assessment.
Ford participates in cross-industry forums to prevent and mitigate supply chain risks. We are an active member of the RMI Smelter Disposition team to better understand “eligibility” requirements and processes of smelters and refiners, as well as support research on new smelters and refiners reported globally so they can be properly identified and engaged to complete RMAP. While we cross-recognize LBMA and RJC audit status, we directly contact smelters and refiners to request their participation in RMAP or that they submit appropriate documentation to RMI for cross-recognition and inclusion in the “conformant/active” lists.
We chair the Automotive Industry Action Group (“AIAG”) Smelter Engagement Team (SET) on behalf of the North American Automotive Industry to lead and complete outreach directly to smelters and refiners. The AIAG SET encourages non-participating RMAP smelters and refiners to become conformant to RMAP. The AIAG SET advocates for responsible sourcing by completing coordinated smelter and refiner outreach and b funding pre-audit visits annually.
Ford is a member of Drive Sustainability, a group coordinated by CSR Europe consisting of several automotive manufacturers who collaborate to enhance sustainability in their supply chains. Drive Sustainability aims to improve the social, ethical, and environmental performance of automotive supply chains, including the responsible sourcing of raw materials.
Gold refiners demonstrate a relatively lower rate of conformance to RMAP compared to tin, tungsten, and tantalum refiners. Ford seeks to mitigate the risk of having refiners that have not been validated as conformant to a third-party responsible mineral sourcing validation program specific to the gold supply chain through our participation as co-chair on the RMI Gold Team. The team directs outreach to gold refiners to engage in RMAP. In addition, we have included RMI digital training for suppliers on Responsible Gold Sourcing in our eLearning curriculum.
For the tenth consecutive year, we are an active member of the Public Private Alliance for Responsible Minerals Trade (PPA). The PPA is a multi-sector initiative between leaders in civil society, industry, and the US government that supports projects to improve the due diligence and governance systems needed for ethical supply chains from the Covered Countries. In 2022, as a member of the PPA and its Projects and Resources Work Group, Ford’s engagement supported the following:
•Scoping of objectives and mission for “Next Generation PPA,” renewing PPA’s commitment to minimize negative social and environmental impacts and maximize community benefits not only for 3TG in the Great Lakes Region (GLR) but for other critical minerals and geographies emerging due to increased reliance to support the transition to cleaner energy production and electric vehicles
•Hosting the Inaugural Data for Impact Symposium that showcased how data collection can be leveraged to enhance positive local socioeconomic impacts and efficacy of due diligence efforts, including the latest findings on corporate conflict minerals disclosures, mechanisms for due diligence data collection and management, and innovative financial access models for artisanal miners
•Understanding Trust Merchant Bank’s inclusive finance model. PPA’s partial funding propelled the bank’s development of novel mechanisms for assessing ASM risk ratings and conducting due diligence on a sector that the broader financial sector has been unwilling to engage
•Awarding funding to Congo Power, an initiative to provide solar power to artisanal mining communities to improve access to electricity and support livelihoods development, education, community health, and conservation in those communities
•Supporting research by IMPACT- Synergy to research models for ASM governance structures (e.g., cooperatives), including those which have successfully addressed or avoided issues of elite capture and social inequities that are often perpetuated within these structures in the DRC
4.4. Carry Out Independent Third-Party Audit of Smelter and Refiner Due Diligence Practices
Due to our position in the supply chain, we utilize RMAP and the RMAP Cross-Recognition Program to determine if smelters and refiners reported by our suppliers are conformant with RMAP, LBMA, and RJC third-party audit protocols to validate responsible sourcing. These audit standards have been developed to assess if companies have management systems in place to support and implement due diligence and responsible sourcing practices. We are an active member of various RMI workgroups, and we contribute to the development of RMI tools and processes used to support our program. Additionally, we participate in RMI SET teams, have previously visited smelters/refiners, and conduct direct outreach to smelters/refiners to aid in collective uptake of responsible sourcing practices at 3TG smelters/refiners. We use the RMI audit status database and RCOI information as key inputs to help us manage risk in our supply chain.
4.5. Report Annually on Supply Chain Due Diligence
This is our tenth Conflict Minerals Report (CMR) and we plan to continue reporting annually. Our CMR is available by clicking here and both our policy and our report are available on our website at https://corporate.ford.com.
5. Facilities Used to Process the Conflict Minerals in Products, if Known
We have surveyed our in-scope suppliers to identify the facilities used to process the 3TG contained in our products. Most of our in-scope suppliers, 62%, provided a company-level CMRT that does not identify the smelters or refiners used for a particular part, component, or business customer. In cases where suppliers provided a product-level report, the identification of the smelters and refiners that support our specific products could not be determined due to lower tier suppliers reporting on a company basis. Therefore, we are unable to identify with certainty the specific facilities used to process the 3TG in our products and whether the 3TG in our products is from recycled/scrap sources. We request product level reporting in certain cases, and have enhanced our 3TG training to demonstrate why product level reporting is a necessary step to reduce risk in Ford’s supply chain.
By comparing our in-scope suppliers’ smelter and refiner lists to the RMI Smelter Database, 347 RMI eligible 3TG smelters/refiners were reported by our in-scope suppliers as shown in Annex 1. Overall, 71% of the 347 smelters and refiners are considered “responsible sources of 3TG.” While our conformance rate dropped 6% from 2021, we identified 18 new smelters and refiners, nine of which are conformant/active, three newly eligible, and six non conformant. Overall, Ford had an additional seven tin smelters, one tungsten smelter, and one gold refiner conformant or active to RMAP from the prior year reporting period.
Ford monitors the performance of our risk prevention measures through our key performance metrics. We track and escalate supplier response rates and the quality of the data suppliers provide us. These reports are presented to our executive leadership who engage in escalations when necessary. Our metrics show that supplier report quality has lingered around 80% for at least four years; however, this year we achieved a 99% quality rating.
Our RMS Policy requires suppliers to use smelters and refiners that have been validated as conformant to a third-party responsible mineral sourcing validation program.
The table below depicts, by mineral, the number of smelters and refiners potentially in our supply chain that are participating (conformant/active) and are not participating in the RMAP, or cross-recognized LBMA, or RJC audit protocol.
Table 2. Smelter/Refiner Status

Smelter/Refiner RMI RMAP Status	Tin	Tantalum	Tungsten	Gold
Conformant	56	34	39	101
Active	8	0	1*	8
Not Participating	18	2	13	67
Total	82	36	53	176
Responsible Source Rate	78%	94%	76%*	62%
* Figure differs from that in our Integrated Sustainability and Financial Report (0 and 77%, respectively), due to the use of different measurement dates: December 31, 2022 herein rather than February 28, 2023 therein.
6. Country of Origin of the Conflict Minerals in Products, if Known
Through our leadership efforts as well as our due diligence actions we have increased the transparency within our supply chain. In 2014, 41% of our in-scope suppliers provided a smelter and refiner list. In 2022, 78% of our in-scope suppliers provided a smelter and refiner list, allowing better determination of possible countries of origin and identification of facilities that process 3TG reported in our supply chain. We reviewed the RMI RCOI data against the 347 smelters and refiners reported by our supply chain to determine if any of our reported smelters and refiners sourced from the Covered Countries. According to the non-aggregated RMI RCOI data, we have reason to believe that 21 of the reported smelters and refiners might have sourced directly from the Covered Countries. Based on aggregated RCOI data from LBMA, RJC, and TI-CMC, an additional 86 smelters and refiners might have directly sourced from the Covered Countries. Twenty-three smelters and refiners may have indirectly sourced from the Covered Countries. All 130 of the smelters and refiners that have been identified as directly or indirectly sourcing from the Covered Countries were deemed conformant to the RMAP, or cross-recognized LBMA or RJC audit protocols, as of December 31, 2022. Based on the information provided by our suppliers as well as from the RMI RCOI data that includes aggregated country of origin for RMAP, LBMA, and RJC conformant processing facilities, we believe the countries of origin of 3TG contained in our products may include the following Covered Countries by mineral:
Table 3. Covered Countries Country of Origin

Country of Origin	Gold	Recycled/ Scrap Gold	Tantalum	Tin	Recycled/ Scrap Tin	Tungsten
Angola					X
Burundi			X	X		X
Democratic Republic of the Congo	X	X	X	X		X
Rwanda			X	X		X
Tanzania	X	X		X	X
Uganda						X
Zambia	X
Using the same methodology, we believe the country of origin of 3TG contained in our products may also include the following countries:
Algeria; Andorra; Antigua and Barbuda; Argentina; Australia; Austria; Azerbaijan; Bahamas; Bahrain; Bangladesh; Barbados; Belarus; Belgium; Benin; Bolivia; Bosnia and Herzegovina; Botswana; Brazil; Bulgaria; Burkina Faso; Cambodia; Canada; Cayman Islands; Chile; China; Colombia; Costa Rica; Côte d'Ivoire; Croatia; Curacao; Cyprus; Czech Republic; Denmark; Dominican Republic; Ecuador; Egypt; El

Salvador; Eritrea; Estonia; Ethiopia; Fiji; Finland; France; French Guiana; Georgia; Germany; Ghana; Greece; Grenada; Guatemala; Guinea; Guyana; Honduras; Hong Kong; Hungary; Iceland; India; Indonesia; Ireland; Israel; Italy; Jamaica; Japan; Jordan; Kazakhstan; Kenya; Kuwait; Kyrgyzstan; Laos; Latvia; Lebanon; Liberia; Liechtenstein; Lithuania; Luxembourg; Macao; Malaysia; Mali; Malta; Mauritania; Mauritius; Mexico; Monaco; Mongolia; Morocco; Mozambique; Myanmar; Namibia; Netherlands; New Zealand; Nicaragua; Niger; Nigeria; Norway; Oman; Pakistan; Panama; Papua New Guinea; Peru; Philippines; Poland; Portugal; Puerto Rico; Romania; Russia*; Saint Kitts and Nevis; Saudi Arabia; Senegal; Serbia; Sierra Leone; Singapore; Saint Maarten; Slovakia; Slovenia; South Africa; South Korea; Spain; St Vincent and Grenadines; Sudan; Suriname; Swaziland; Sweden; Switzerland; Taiwan; Tajikistan; Tanzania; Thailand; Togo; Trinidad and Tobago; Tunisia; Turkey; Turks and Caicos; Ukraine; United Arab Emirates; United Kingdom of Great Britain and Northern Ireland; United States of America; Uruguay; Uzbekistan; Venezuela; Vietnam; Yemen; Zimbabwe.
*Ford does not directly import gold from the Russian Federation. If any gold in products supplied to us was from any Russian Federation gold smelter or refinery, it would have been substantially transformed prior to receipt and incorporation into our finished products.
7. Efforts to Determine the Mine or Location of Origin with the Greatest Possible Specificity
Due to the nature of CMRT reporting and the complexities of our supply chain, we find it difficult to identify the specific location of mines in our supply chain. However, we have taken the following actions to determine the mine or location of origin of the 3TG in our products with the greatest possible specificity:
•Conducted RCOI for suppliers whose parts contain 3TG and surveyed those suppliers using a risk-based approach
•Analyzed completed CMRTs from our suppliers for completeness, consistency, and for identification of smelters and refiners sourcing conflict minerals from the Covered Countries
•Compared reports from our suppliers with the expected responses and when the information was incomplete or inconsistent with our Responsible Materials Sourcing Policy or data expectations, we directly contacted our suppliers to obtain additional or clarifying information, requesting improved reporting performance
•Assessed the information provided by our suppliers with the RMI members-only smelter database to obtain country of origin information
•Requested country of origin information directly from smelters and refiners not participating in RMAP
•We worked with over 138 in-scope suppliers providing parts containing gold components to complete additional due diligence if a non-conformant gold refiner was reported on company or product level reports. Through engaging with suppliers and educating them on the process to inquire of their tiered suppliers about sources of gold, we helped raise awareness and increase due diligence actions related to non-conformant gold refiners reported in our supply chain. Many of our in-scope gold suppliers continued to submit CMRTs with high-risk smelters but provided due diligence declarations to confirm their removal from the supply chain. Suppliers who did not provide proof or declaration of required due diligence were put on sourcing hold
8. Steps We Have Taken to Mitigate OECD Annex II, Environmental And Social Risks in Our Mineral Supply Chain; Including Steps To Improve Our Due Diligence
In our We are Committed to Protecting Human Rights and the Environment policy, we commit to conducting due diligence and providing grievance mechanisms and remedies aligned with the UN Guiding Principles for Business and Human Rights. Ford’s policy is to source responsibly. We recognize that strict avoidance of a given mineral or mineral origin could have unintended consequences, including the loss of livelihood for a local population. Ford supports responsible sourcing from the Covered Countries as well as CAHRAs.
We review suppliers’ conflict minerals/responsible sourcing policies annually for alignment with our expectations. When suppliers’ policies indicate a ban on materials from the Covered Countries, we contact them to inform them of our expectation and the potential negative consequences of banning material from the Covered Countries. Overall, seven suppliers we previously contacted updated their policy language to establish a more inclusive view on conducting due diligence on material coming from Covered Countries rather than excluding these materials. This year, we reached out to nine suppliers to update their policies, six of which were contacted previously. While we do not see updates each year, we continue to contact suppliers and track improvements to policy language.

Our goal is to improve the transparency of mineral sourcing within our supply chain while improving the capacity of smelters and refiners globally to ensure that 3TG originating from the Covered Countries does not fund armed groups, conflict in the area, or other serious abuses outlined in Annex II of the OECD Guidance. We aim to increase all smelter and refiner participation in RMAP, LBMA, or RJC third-party validation programs to ensure responsible sourcing not only from the Covered Countries but also CAHRAs. Specifically, we set goals to: (i) obtain a 100% response rate from in-scope suppliers, (ii) increase the number of suppliers that provide a smelter and refiner list, (iii) increase our suppliers’ use of only responsible sources of 3TG so we can better determine country of origin and ensure responsible sourcing, and (iv) continuously improve our due diligence efforts. We have taken the following actions in support of these goals:
Management System and Policies
•Ford is committed to respecting human rights, including the right to clean air and clean water, across our entire business, including our entire value chain. This commitment guides our decision-making and our actions, and extends to our suppliers and business partners, from the origin of the raw materials used to make our products to the end of life of these products. We are guided by our We Are Committed to Protecting Human Rights and the Environment Policy
•One of Ford’s sustainability aspirations is to source only raw materials that are responsibly produced. Over the past five years, Ford has conducted three saliency assessments in line with the UNGPRF to identify and prioritize salient human rights issues that apply throughout our business and value chain. Our Human Rights Governance team, with oversight from our Director of Global Sustainability, continues to manage and track our action plans to prevent, manage, and remediate salient human rights issues.  We annually report progress to our actions through our Integrated Sustainability and Financial Report, and Human Rights Report. Ford was the first in the U.S. auto industry to publish a stand-alone report addressing our salient human rights issues, how they are managed, and the key actions that demonstrate our progress
•Our SCoC is integrated within Ford’s Global Production Terms and Conditions as a requirement to conduct business with Ford. Our SCoC requires all suppliers globally to enforce a similar code of practice and for subcontractors to do the same
•Through our membership with Drive Sustainability, we developed and implemented the Supplier Sustainability Self-Assessment Questionnaire (SAQ), which is aligned with the Automotive Industry Guiding Principles to Enhance Sustainability Performance in the Supply Chain. Suppliers answer questions and provide supporting policy documentation regarding company management, working conditions and human rights, health and safety, business ethics, environment, supplier management, and responsible sourcing. Responses to the SAQs serve as one of several inputs into our risk assessment used to determine candidates for further supply chain capacity building or additional due diligence. We also use the SAQ to determine supplier policy gaps with our SCoC
•We launched the integration of sustainability metrics into supplier sourcing decisions in 2022. If a supplier has an unacceptable sustainability finding, the decision to source must be reviewed at the Global Commodity Director level and a corrective action plan must be in place
•Ford Supply Chain and Supply Chain Sustainability teams conducted direct engagement with five of our top 10 suppliers to review Ford’s new SCoC and sustainability reporting requirements, with 60 attendees from both supplier sales and sustainability teams
•Conflict minerals reporting is a contractual requirement for our suppliers, and we require our suppliers to use smelters and refiners that have been validated as conformant to a third-party responsible mineral sourcing validation program
•As we secure battery raw materials directly from mining companies; in our agreements with suppliers, we are requiring alignment with and performance to meet the expectations of our SCoC. We are requesting that suppliers source raw mined materials from suppliers committing to and/or certified by IRMA. We also request processing facilities to apply similar independent or third-party standards from RMI that demonstrate their actions toward responsible sourcing

Metrics and Training
•We achieved a supplier conflict mineral reporting response rate of 100% for the eighth year in a row. We continue to work with our suppliers to improve the quality and completeness of their reports, and improved report quality by over 15%
•In 2022, approximately 9% of suppliers reported only using conformant smelters and refiners. This is a 3% improvement from 2021
•Through RMI eLearning, we created a responsible sourcing curriculum for suppliers to complete, allowing Ford to track supplier engagement and capacity building. 18% of our invited suppliers completed the curriculum in 2022, a 5% increase in participation rate from 2021. Overall, we met and exceeded our goal of increasing participation by previously untrained suppliers by 10%
•We have held two global conflict mineral training webinars for suppliers who provided low quality reports or were first time conflict minerals reporters with 101 attendees. The webinars focused on sharing responsible sourcing best practices to improve conflict mineral due diligence and reporting
•In 2022, we conducted 15 internal training sessions on mineral due diligence, human rights and working conditions, greenhouse gas emissions reporting, Ford’s global terms and conditions, and Ford’s SCoC. The training was provided to all Supply Chain commodity groups, as well as new Supply Chain employees onboarded in 2022
•Ford participated in a panel discussion at the 2022 RMI Annual Conference: Environmental Social Governance (ESG) Approach to Minerals: Reporting, Assurance and Beyond. The session highlighted standards, guidance, and tools Ford and others use to improve implementation of ESG into mineral supply chains
•We maintain a Responsible Material Sourcing website as an educational resource that reflects Ford’s mineral due diligence practices and engagements. We also included a link to the MGP to ensure external stakeholders have access to a publicly available mechanism to initiate investigations related to 3TG supply chain actors. The MGP allows Ford to assess the risk of smelters and refiners that have pending allegations and understand if risks identified with third-party validated smelters and refiners are properly resolved
Enhanced Risk Assessment and Mitigation to Support Responsible Sourcing of Minerals
•Integrated the RMI CAHRA tool into risk assessments for material prioritization, which was also used as input to expand due diligence on other materials as well as informed determination of a CAHRA
•Provided funding to support an upstream accreditation mechanism, RCS Global Group’s Better Mining Program, to improve the conditions on and around ASM sites to enable access to market for compliant ASM operators. We attended a quarterly review of Better Mining incident data allowing us to better understand risks and review mitigation actions to ensure incidents are addressed accordingly
•Donated funding directly to support the RMAP Audit Fund, which covers the initial assessments for new RMAP auditees, financial assistance for participating auditees, and the publication of assessment results on RMI’s website
•In partnership with the Artisanal Gold Council, RESOLVE, and RMI, through an EPRM grant, provided in-kind support for the Scalable Trade in Artisanal Gold (STAG) project. As an RMI member, Ford continued to support the creation of a progressive due diligence lab. The goal of the lab is to provide tools for artisanal gold miners in Burkina Faso to enable participation in formal markets, achieve economies of scale, and promote progressive due diligence along the supply chain
•Completed a direct inquiry to 61 smelters and refiners whose sources of 3TG were not identified in RMI’s RCOI data. Ford requested country of origin of mined material, status of recycled scrap, and any due diligence validation information. We received a response from two gold refiners; both stated they process exclusively recycled and scrap gold. We also received one response from a tin refiner who stated it does not source from the DRC or Covered Countries. Ford does not consider these refiners to be responsible sources of 3TG and will continue to conduct outreach to encourage participation and completion of RMAP, RJC, or LBMA responsible sourcing validation schemes

Participation in External Organizations
•We are an active member of RMI (Member ID: FORD) and participate in cross-industry smelter and refiner outreach efforts to identify eligibility for the RMAP audit program. We also requested smelter and refiner participation in the RMAP. We directly contacted 45 3TG smelters and refiners and 19 cobalt smelters and refiners. In addition, through the AIAG SET, we led AIAG’s coordinated industry outreach efforts to encourage 3TG, cobalt, and mica smelter and refiner participation in RMAP
•We actively participated in various RMI working groups, including Gold, SET, Mineral Reporting Team, Smelter disposition, Multi-stakeholder, Plenary, Due Diligence Practices, Artisanal/Small Mining Working Group, Mineral Sensing and Prioritization, and the Level1 Global SET team
•We participate in the AIAG Responsible Materials Working Group to help scope industry mineral due diligence best practices
•AIAG was unable to send a representative to conduct a pre-audit visit at an eligible smelter or refiner to learn more about and prepare for a third-party responsible mineral sourcing validation program. In lieu of a pre-audit visit, AIAG donated to the RMAP Audit Fund
ESG Audits and Transparency
•Ford is one of the 14 founding members of the Responsible Supply Chain Initiative (RSCI) launched by the German Automotive Industry Association VDA (Verband der Automobilindustrie). The RSCI has developed a standardized assessment for evaluating the sustainability of companies in automotive supply chains, including social compliance of working conditions, occupational safety, and environmental protection
•As members of the Responsible Business Alliance (RBA), we utilized the Validated Audit Process (VAP) for our third-party on-site supplier audits. These audits were conducted and validated by external parties and are used to assess suppliers’ performance to human rights, health and safety, and environmental expectations. These audits were conducted at the manufacturing site level and differ from the RMAP audit protocols used for smelters and refiners
•We continue to partner with RCS Global to audit and map our cobalt supply chains to strengthen our responsible sourcing capacity and drive continual improvements in transparency and responsibility in our raw material supply chains
Our Goals for 2023
Ford will continue its commitment to responsible 3TG sourcing by collaborating with industry, multi-stakeholder groups, and Non-Government Organizations (NGOs), engaging suppliers in continuous improvements to adopt best practices, and improving internal risk assessment and management systems. Our goals to achieve continuous improvement include:
•Strengthen smelter and refiner engagement to increase use of and participation in RMAP, LBMA, or RJC as required by Ford's Global Terms and Conditions and SCoC
•Work to strengthen our Single Point of Contact (SPOC) outreach to more smelters and refiners to become active in the RMAP program, targeting completing five RMI Company Inquiry Questionnaires (CIQ) to help identify global smelters and refiners of 3TG, as well as work with two 3TG refiners directly to achieve “active” RMAP status, and support smelters and refiners to achieve “conformant” status
•Continue to increase participation of new suppliers in due diligence capacity building training, such as the RMI eLearning curriculum, by 10% year over year
•Continue to support upstream accreditation mechanisms such as RCS Global Groups Better Mining Program to improve the conditions on and around ASM sites to enable access to market for compliant ASM operators. Implement incident tracking and closure into report and risk assessment processes
•Integrate supplier sustainability score cards that communicate conflict mineral compliance with Ford’s due diligence and sustainability requirements

•Continue employing and building participation with relevant smelters and refiners in the RMI RRA tool to assess overall ESG management beyond performance to OECD Guidance; set a target to invite 100
•Ensure training materials are modernized, and cascaded to Ford Supply Chain employees
•Strengthen our responsible sourcing capacity, we will continuously improve our mineral due diligence per the corrective action plan resulting from the independent audit of our due diligence management systems against OECD Guidance
•Conduct outreach to cobalt smelters/refiners identified in our cobalt supply chains through our EV battery mapping and auditing program and outreach to cobalt smelters and refiners
•Continue to work with Ford’s international nonprofit and grant making partner Global Giving to support and scale our program to empower women working in the copper and cobalt supply chains in the DRC through capacity building education and formalization
•Provide a third year of in-kind support to the STAG project made possible by a grant from EPRM awarded to a multi-stakeholder collaboration. Ford partnered with the Artisanal Gold Council (AGC), RESOLVE, RMI, and others to create a replicable, regional sourcing system adapted to the Code of Risk mitigation for Artisanal and small-scale miners engaging in Formal Trade to scale up trade in responsible artisanal gold in CAHRAs
•Update our RMS Policy to address assessing and mitigating ESG risks in 3TG and mineral supply chains

Annex I

Metal	Company Name	Smelter Country
Gold	8853 S.p.A.*	ITALY
Gold	ABC Refinery Pty Ltd.	AUSTRALIA
Gold	Abington Reldan Metals, LLC**	UNITED STATES OF AMERICA
Gold	Advanced Chemical Company*	UNITED STATES OF AMERICA
Gold	African Gold Refinery***	UGANDA
Gold	Agosi AG*	GERMANY
Gold	Aida Chemical Industries Co., Ltd.*	JAPAN
Gold	Al Etihad Gold Refinery DMCC*	UNITED ARAB EMIRATES
Gold	Albino Mountinho Lda.	PORTUGAL
Gold	Alexy Metals**	UNITED STATES OF AMERICA
Gold	Almalyk Mining and Metallurgical Complex (AMMC)*	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao*	BRAZIL
Gold	Argor-Heraeus S.A.*	SWITZERLAND
Gold	Asahi Pretec Corp.*	JAPAN
Gold	Asahi Refining Canada Ltd.*	CANADA
Gold	Asahi Refining USA Inc.*	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.*	JAPAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	Augmont Enterprises Private Limited**	INDIA
Gold	Aurubis AG*	GERMANY
Gold	Bangalore Refinery*	INDIA
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*	PHILIPPINES
Gold	Boliden AB*	SWEDEN
Gold	C. Hafner GmbH + Co. KG*	GERMANY
Gold	C.I Metales Procesados Industriales SAS**	COLOMBIA
Gold	Caridad	MEXICO
Gold	CCR Refinery - Glencore Canada Corporation*	CANADA
Gold	Cendres + Metaux S.A.*	SWITZERLAND
Gold	CGR Metalloys Pvt Ltd.	INDIA
Gold	Chimet S.p.A.*	ITALY
Gold	Chugai Mining*	JAPAN
Gold	Daye Non-Ferrous Metals Mining Ltd.*	CHINA
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY
Gold	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES
Gold	Dongwu Gold Group	CHINA
Gold	Dowa*	JAPAN
Gold	DSC (Do Sung Corporation)*	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd. East Plant*	JAPAN
Gold	Eco-System Recycling Co., Ltd. North Plant*	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant*	JAPAN
Gold	Emerald Jewel Industry India Limited (Unit 1)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 2)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 3)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 4)	INDIA
Gold	Emirates Gold DMCC*	UNITED ARAB EMIRATES
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
Gold	Fujairah Gold FZC	UNITED ARAB EMIRATES
Gold	Geib Refining Corporation*	UNITED STATES OF AMERICA
Gold	GGC Gujrat Gold Centre Pvt. Ltd.**	INDIA

Gold	Gold by Gold Colombia*	COLOMBIA
Gold	Gold Coast Refinery	GHANA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.*	CHINA
Gold	Great Wall Precious Metals Co., Ltd. of CBPM*	CHINA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	Heimerle + Meule GmbH*	GERMANY
Gold	Heraeus Germany GmbH Co. KG*	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.*	CHINA
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA
Gold	HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF
Gold	Industrial Refining Company	BELGIUM
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.*	CHINA
Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES
Gold	Ishifuku Metal Industry Co., Ltd.*	JAPAN
Gold	Istanbul Gold Refinery*	TURKEY
Gold	Italpreziosi*	ITALY
Gold	JALAN & Company	INDIA
Gold	Japan Mint*	JAPAN
Gold	Jiangxi Copper Co., Ltd.*	CHINA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant****	RUSSIAN FEDERATION
Gold	JSC Novosibirsk Refinery****	RUSSIAN FEDERATION
Gold	JSC Uralelectromed****	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.*	JAPAN
Gold	K.A. Rasmussen	NORWAY
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kazzinc*	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC*	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna*	POLAND
Gold	Kojima Chemicals Co., Ltd.*	JAPAN
Gold	Korea Zinc Co., Ltd.*	KOREA, REPUBLIC OF
Gold	Kundan Care Products Ltd.	INDIA
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	Kyshtym Copper-Electrolytic Plant ZAO****	RUSSIAN FEDERATION
Gold	L'azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Co., Ltd.	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	L'Orfebre S.A.*	ANDORRA
Gold	LS-NIKKO Copper Inc.*	KOREA, REPUBLIC OF
Gold	LT Metal Ltd.*	KOREA, REPUBLIC OF
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Marsam Metals	BRAZIL
Gold	Materion*	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.*	JAPAN
Gold	MD Overseas	INDIA
Gold	Metal Concentrators SA (Pty) Ltd.*	SOUTH AFRICA
Gold	Metallix Refining Inc.	UNITED STATES OF AMERICA
Gold	Metalor Technologies (Hong Kong) Ltd.*	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.*	SINGAPORE

Gold	Metalor Technologies (Suzhou) Ltd.*	CHINA
Gold	Metalor Technologies S.A.*	SWITZERLAND
Gold	Metalor USA Refining Corporation*	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.*	MEXICO
Gold	Mitsubishi Materials Corporation*	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.*	JAPAN
Gold	MKS PAMP SA*	SWITZERLAND
Gold	MMTC-PAMP India Pvt., Ltd.*	INDIA
Gold	Modeltech Sdn Bhd	MALAYSIA
Gold	Morris and Watson	NEW ZEALAND
Gold	Moscow Special Alloys Processing Plant****	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.*	TURKEY
Gold	Navoi Mining and Metallurgical Combinat*	UZBEKISTAN
Gold	NH Recytech Company*	KOREA, REPUBLIC OF
Gold	Nihon Material Co., Ltd.*	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH*	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.*	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)****	RUSSIAN FEDERATION
Gold	Pease & Curren	UNITED STATES OF AMERICA
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	Planta Recuperadora de Metales SpA*	CHILE
Gold	Prioksky Plant of Non-Ferrous Metals****	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk*	INDONESIA
Gold	PX Precinox S.A.*	SWITZERLAND
Gold	QG Refining, LLC	UNITED STATES OF AMERICA
Gold	Rand Refinery (Pty) Ltd.*	SOUTH AFRICA
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA
Gold	REMONDIS PMR B.V.*	NETHERLANDS
Gold	Royal Canadian Mint*	CANADA
Gold	SAAMP*	FRANCE
Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA
Gold	Safimet S.p.A*	ITALY
Gold	SAFINA A.S.*	CZECHIA
Gold	Sai Refinery	INDIA
Gold	Samduck Precious Metals*	KOREA, REPUBLIC OF
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF
Gold	Sancus ZFS (L?Orfebre, SA**	COLOMBIA
Gold	Sellem Industries Ltd.	MAURITANIA
Gold	SEMPSA Joyeria Plateria S.A.*	SPAIN
Gold	Shandong Gold Smelting Co., Ltd.*	CHINA
Gold	Shandong Humon Smelting Co., Ltd.	CHINA
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.*	CHINA
Gold	Shenzhen CuiLu Gold Co., Ltd.	CHINA
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA
Gold	Shirpur Gold Refinery Ltd.	INDIA
Gold	Sichuan Tianze Precious Metals Co., Ltd.*	CHINA
Gold	Singway Technology Co., Ltd.*	TAIWAN, PROVINCE OF CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals****	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.*	TAIWAN, PROVINCE OF CHINA
Gold	Sovereign Metals	INDIA

Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA
Gold	Sudan Gold Refinery	SUDAN
Gold	Sumitomo Metal Mining Co., Ltd.*	JAPAN
Gold	SungEel HiMetal Co., Ltd.*	KOREA, REPUBLIC OF
Gold	Super Dragon Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	T.C.A S.p.A*	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.*	JAPAN
Gold	Tokuriki Honten Co., Ltd.*	JAPAN
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	TOO Tau-Ken-Altyn*	KAZAKHSTAN
Gold	Torecom*	KOREA, REPUBLIC OF
Gold	Umicore Precious Metals Thailand*	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining*	BELGIUM
Gold	United Precious Metal Refining, Inc.*	UNITED STATES OF AMERICA
Gold	Valcambi S.A.*	SWITZERLAND
Gold	Value Trading**	BELGIUM
Gold	WEEEREFINING**	FRANCE
Gold	Western Australian Mint (T/a The Perth Mint)*	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH*	GERMANY
Gold	Yamakin Co., Ltd.*	JAPAN
Gold	Yokohama Metal Co., Ltd.*	JAPAN
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation*	CHINA
Tantalum	5D Production OU	ESTONIA
Tantalum	AMG Brasil*	BRAZIL
Tantalum	Changsha South Tantalum Niobium Co., Ltd.*	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.*	CHINA
Tantalum	FIR Metals & Resource Ltd.*	CHINA
Tantalum	Global Advanced Metals Aizu*	JAPAN
Tantalum	Global Advanced Metals Boyertown*	UNITED STATES OF AMERICA
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.*	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	Jiangxi Tuohong New Raw Material*	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.*	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.*	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	KEMET de Mexico*	MEXICO
Tantalum	Materion Newton Inc.*	UNITED STATES OF AMERICA
Tantalum	Metallurgical Products India Pvt., Ltd.*	INDIA
Tantalum	Mineracao Taboca S.A.*	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.*	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*	CHINA
Tantalum	NPM Silmet AS*	ESTONIA
Tantalum	QSIL Metals Hermsdorf GmbH*	GERMANY
Tantalum	QuantumClean*	UNITED STATES OF AMERICA
Tantalum	Resind Industria e Comercio Ltda.*	BRAZIL
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.*	CHINA

Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.*	JAPAN
Tantalum	TANIOBIS Co., Ltd.*	THAILAND
Tantalum	TANIOBIS GmbH*	GERMANY
Tantalum	TANIOBIS Japan Co., Ltd.*	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG*	GERMANY
Tantalum	Telex Metals*	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC*	KAZAKHSTAN
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED*	CHINA
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.*	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.*	CHINA
Tin	Alpha*	UNITED STATES OF AMERICA
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	Aurubis Beerse*	BELGIUM
Tin	Aurubis Berango*	SPAIN
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.*	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.*	CHINA
Tin	China Tin Group Co., Ltd.*	CHINA
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda*	BRAZIL
Tin	CRM Synergies*	SPAIN
Tin	CV Ayi Jaya**	INDONESIA
Tin	CV Venus Inti Perkasa**	INDONESIA
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA
Tin	Dowa*	JAPAN
Tin	DS Myanmar**	MYANMAR
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy JSC	VIET NAM
Tin	EM Vinto*	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Estanho de Rondonia S.A.*	BRAZIL
Tin	Fabrica Auricchio Industria e Comercio Ltda.*	BRAZIL
Tin	Fenix Metals*	POLAND
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.*	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.*	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.*	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.*	CHINA
Tin	Luna Smelter, Ltd.*	RWANDA
Tin	Magnu's Minerais Metais e Ligas Ltda.*	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)*	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallic Resources, Inc.*	UNITED STATES OF AMERICA
Tin	Mineracao Taboca S.A.*	BRAZIL
Tin	Minsur*	PERU
Tin	Mitsubishi Materials Corporation*	JAPAN

Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	Novosibirsk Tin Combine	RUSSIAN FEDERATION
Tin	O.M. Manufacturing (Thailand) Co., Ltd.*	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.*	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.*	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Pongpipat Company Limited	MYANMAR
Tin	Precious Minerals and Smelting Limited	INDIA
Tin	PT Aries Kencana Sejahtera**	INDONESIA
Tin	PT Artha Cipta Langgeng*	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya*	INDONESIA
Tin	PT Babel Inti Perkasa*	INDONESIA
Tin	PT Babel Surya Alam Lestari*	INDONESIA
Tin	PT Bangka Prima Tin**	INDONESIA
Tin	PT Bangka Serumpun*	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera**	INDONESIA
Tin	PT Bukit Timah*	INDONESIA
Tin	PT Cipta Persada Mulia*	INDONESIA
Tin	PT Menara Cipta Mulia*	INDONESIA
Tin	PT Mitra Stania Prima*	INDONESIA
Tin	PT Mitra Sukses Globalindo*	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Premium Tin Indonesia*	INDONESIA
Tin	PT Prima Timah Utama*	INDONESIA
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA
Tin	PT Rajawali Rimba Perkasa*	INDONESIA
Tin	PT Refined Bangka Tin*	INDONESIA
Tin	PT Sariwiguna Binasentosa*	INDONESIA
Tin	PT Stanindo Inti Perkasa*	INDONESIA
Tin	PT Sukses Inti Makmur*	INDONESIA
Tin	PT Timah Nusantara**	INDONESIA
Tin	PT Timah Tbk Kundur*	INDONESIA
Tin	PT Timah Tbk Mentok*	INDONESIA
Tin	PT Tinindo Inter Nusa*	INDONESIA
Tin	PT Tirus Putra Mandiri	INDONESIA
Tin	PT Tommy Utama*	INDONESIA
Tin	Resind Industria e Comercio Ltda.*	BRAZIL
Tin	Rui Da Hung*	TAIWAN, PROVINCE OF CHINA
Tin	Super Ligas**	BRAZIL
Tin	Thaisarco*	THAILAND
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.*	CHINA
Tin	Tin Technology & Refining*	UNITED STATES OF AMERICA
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	VQB Mineral and Trading Group JSC	VIET NAM
Tin	White Solder Metalurgia e Mineracao Ltda.*	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.*	CHINA

Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	A.L.M.T. Corp.*	JAPAN
Tungsten	ACL Metais Eireli*	BRAZIL
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.**	BRAZIL
Tungsten	Artek LLC	RUSSIAN FEDERATION
Tungsten	Asia Tungsten Products Vietnam Ltd.*	VIET NAM
Tungsten	China Molybdenum Tungsten Co., Ltd.*	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.*	CHINA
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tungsten	Cronimet Brasil Ltda*	BRAZIL
Tungsten	DONGKUK INDUSTRIES CO., LTD.	KOREA, REPUBLIC OF
Tungsten	Fujian Ganmin RareMetal Co., Ltd.*	CHINA
Tungsten	Fujian Xinlu Tungsten Co., Ltd.*	CHINA
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.*	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.*	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.*	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.*	CHINA
Tungsten	Global Tungsten & Powders LLC*	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.*	CHINA
Tungsten	H.C. Starck Tungsten GmbH*	GERMANY
Tungsten	HANNAE FOR T Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Hubei Green Tungsten Co., Ltd.*	CHINA
Tungsten	Hunan Chenzhou Mining Co., Ltd.*	CHINA
Tungsten	Hunan Jintai New Material Co., Ltd.*	CHINA
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch*	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.*	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.*	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.*	CHINA
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.*	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.*	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.*	CHINA
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	RUSSIAN FEDERATION
Tungsten	Kennametal Fallon*	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville*	UNITED STATES OF AMERICA
Tungsten	Lianyou Metals Co., Ltd.*	TAIWAN, PROVINCE OF CHINA
Tungsten	LLC Vostok	RUSSIAN FEDERATION
Tungsten	Malipo Haiyu Tungsten Co., Ltd.*	CHINA
Tungsten	Masan High-Tech Materials*	VIET NAM
Tungsten	Moliren Ltd.*	RUSSIAN FEDERATION
Tungsten	Niagara Refining LLC*	UNITED STATES OF AMERICA
Tungsten	NPP Tyazhmetprom LLC	RUSSIAN FEDERATION

Tungsten	OOO “Technolom” 2	RUSSIAN FEDERATION
Tungsten	OOO “Technolom” 2	RUSSIAN FEDERATION
Tungsten	Philippine Chuangxin Industrial Co., Inc.*	PHILIPPINES
Tungsten	TANIOBIS Smelting GmbH & Co. KG*	GERMANY
Tungsten	Tungsten Vietnam Joint Stock Company*	VIET NAM
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tungsten	Wolfram Bergbau und Hutten AG*	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.*	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.*	CHINA
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.*	CHINA
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	CHINA

* ”Conformant” indicates conformant to a Third-Party Responsible Sourcing Validation Program (RMAP, LBMA, RJC) based on information provided to RMI member companies as of December 31, 2021.
** “Active” indicates actively participating in a Third-Party Responsible Sourcing Validation Program (RMAP, LBMA, RJC) based on information provided to RMI member companies as of December 31, 2021.
*** Entity became an OFAC Specially Designated National (SDN) on March 17, 2022. Ford does not have reason to believe African Gold Refinery Limited (“AGR”, CID03185) was present in Ford's supply chain after the SDN designation.
****Ford does not directly import gold from the Russian Federation. If any gold in products supplied to us was from any Russian Federation gold smelter or refinery, it would have been substantially transformed prior to receipt and incorporation into our finished products.